September 27, 1996

Mr. Robert Cohen
6123 Woodcrest Lane
Dallas, Texas  75214

Dear Robert:

         We are pleased to extend to you an offer of employment to serve in the position of Chief Financial Officer of USA Finance, Inc., a Delaware corporation (the "Company"), reporting to the Chief Executive Officer, President and Chief Operating Officer of the Company, and/or any other executive officer designated by the Board of Directors of the Company and with all the duties and responsibilities as are commensurate with and required by such position and such other duties as may be assigned by the Chief Executive Officer or Board of Directors of the Company from time to time. The terms of your employment with the Company are as follows:

         Base Salary. Your initial base salary will be $80,000 per annum and you will receive an annual salary increase of 5% as a cost of living adjustment. Your salary shall be payable at such regular intervals as the Company shall pay its other employees.

         Options. You shall receive non-statutory stock options to purchase 71,875 shares of Company common stock. The options shall vest in accordance with the following timetable and shall have the respective exercise prices set forth below:

            Anniversary of                        Number of Shares
            Date of Hiring                             Vested                         Option Price per Share
            --------------                             ------                         ----------------------
                 1st                                   11,875                                  $4.00
                 2nd                                   15,000                                  $5.00
                 3rd                                   15,000                                  $6.00
                 4th                                   15,000                                  $7.00
                 5th                                   15,000                                  $8.00


         In the event your employment with the Company should terminate for any reason prior to the next anniversary date of your employment with the Company, all unvested options shall be automatically forfeited. The terms of the stock options shall be more specifically set forth under the terms of the Stock Option Agreement.

         Notwithstanding the foregoing, all unvested stock options shall become immediately exerciseable in the event that following the first anniversary of your date of employment any of the following events occur: (a) the Company sells substantially all of its assets or (b) the Company becomes a party to a merger, reorganization or consolidation in which the Company is acquired by another person or entity.

         Vacation/Benefits. You shall receive two weeks paid vacation per year in your first year of employment and three weeks paid vacation per year for every year thereafter, and you shall be entitled to such other holidays, medical, health, pension, profit-sharing, disability, accident and life insurance and other benefits as are generally available to senior executives of the Company.

         Relocation. You shall be reimbursed for out-of-pocket expenses incurred in connection with your relocation from Dallas, Texas to Ft. Lauderdale, Florida (including any early termination penalties, fees or costs associated with your existing lease agreement for accommodations in Dallas) up to but not exceeding $5,000.

         Confidentiality. During and after your employment with the Company, you will not (a) reveal to any other party confidential, trade secret or proprietary information and material of the Company, whether or not developed by you ("Confidential Information"), except to another employee of the Company having a bona fide need to know in the course of performing his or her duties to the Company nor (b) make, use or allow to be used any Confidential Information or notes, memoranda, reports, lists and similar materials relating to or embodying such Confidential Information except as required in the performance of your duties for the Company. Furthermore, you agree not to disclose any non-public information you may learn about the Company to any person for any purpose (other than authorized disclosures within the scope of your employment) and not to use such information for your personal gain. Upon termination of your employment, you promise to deliver any and all materials containing Confidential Information and any such non-public information to the Company. You acknowledge and agree that you are aware and will comply with the restrictions imposed by the U.S. federal securities laws that prohibit any person who has received material, non-public information from a company from purchasing or selling securities of such company or from communicating such information to any other person.

         Non-Compete. You shall not enter into any employment, consulting arrangement, agency or association with, or engage in as proprietor, partner, stockholder or other like capacity of, any business or activity that engages in a business similar to or competitive with any business undertaken by the Company (except as a stockholder in a publicly held corporation in which you do not own more than 5% of any class of stock) both during your employment and for the two-year period thereafter, in the latter case, however, your non-competition obligations hereunder will be limited to the states in which the Company does business at the time of the termination of your employment with the Company.

         Termination. In the event that the Company terminates your employment other than "for cause" during the first year and one day following your hiring date, you shall continue to receive payments of your base salary as set forth above for said period and shall be entitled to vesting of the stock options on the first anniversary date of your hiring as set forth above. As used herein, "for cause" shall mean (i) a breach of your obligations set forth in this letter agreement, (ii) failing to substantially conform to a material policy of the Company, (iii) committing a fraud or act of dishonesty which would discredit or have an adverse effect or impact on the Company, and (iv) any act of willful misconduct, malfeasance, misfeasance or nonfeasance while in the Company's employ.

         We trust that you will enjoy your work here and that we will be proud to have you as a member of our team. The employment relationship between employees and the Company is at the will of the Company and the employee, and may be terminated by either the Company or the employee at any time, for any reason. Any promise or agreement contrary to or in modification of this at-will relationship must be made in writing and signed by the Chief Executive Officer of the Company, subsequent to the approval of the Company's Board of Directors.

         Please signify your acceptance of the terms of this letter by signing the enclosed copy of this letter in the space provided below and returning the copy to me.

                                 Very truly yours,

                                 USA FINANCE, INC.

                                 By:/s/ Stephen E. Michaelson
                                    ------------------------------
                                        Stephen E. Michaelson
                                 Title: Chief Executive Officer

                                 By:/s/ Mark Margolis
                                    ------------------------------
                                        Mark Margolis
                                 Title: President

                                 By:/s/ Stephen P. Margolis
                                    ------------------------------
                                        Stephen P. Margolis
                                 Title: Chief Operating Officer

Accepted:
Date:  10/1/96

/s/ Robert Cohen
    ----------------------
    Robert Cohen

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